CinCor Reports Second Quarter Financial Results and Provides Corporate Update

Positive topline data in the Phase 2 BrigHtn trial, demonstrating clinically meaningful and statistically significant reduction in blood pressure with baxdrostat in treatment-resistant hypertension

Completed enrollment in the HALO Phase 2 trial for baxdrostat in patients with uncontrolled hypertension with 249 patients randomized; topline data expected in the second half of 2022

Initiated an Open Label Extension trial to evaluate the safety and tolerability of baxdrostat in patients for up to 52 weeks

Conference Call and Webcast Scheduled for 8:30 AM EDT Today

WALTHAM, August 8, 2022 (GLOBE NEWSWIRE) -- CinCor Pharma, Inc. (NASDAQ: CINC) today announced financial results for the second quarter ended June 30, 2022 and provided a corporate update.

“We were very pleased to announce earlier today the positive topline data for baxdrostat in treatment-resistant hypertension. The CinCor team has continued strong execution across our clinical milestones this quarter, also announcing the completion of randomization in the Phase 2 HALO trial, initiation of a long-term extension trial in patients with uncontrolled hypertension and dosing the first patient in the Phase 2 figHTN-CKD trial,” said Marc de Garidel, Chief Executive Officer. “We look forward to continuing the clinical momentum with topline data for HALO expected to read out in the second half of 2022.”

Recent Corporate and Clinical Highlights

•
Positive Topline Phase 2 BrigHtn Trial Data. Earlier today, we reported positive topline data for the Phase 2 BrigHtn trial of baxdrostat for the treatment of patients with treatment-resistant hypertension (rHTN)
•
Successfully met the primary endpoint in the BrigHtn trial, delivering a 20.3 mmHg reduction in systolic blood pressure (SBP), or an 11 mmHg SBP (p-value < 0.0001) decline on a placebo-adjusted basis, at the 2 mg dose
•
Dose-dependent reductions observed in SBP
•
Compelling safety and tolerability profile with no drug related serious adverse events (SAEs) or major safety concerns reported across all three dose levels tested after 12 weeks of treatment
•
Phase 2 HALO Trial Completed Randomization. In July 2022, CinCor completed enrollment in the Phase 2 HALO trial with 249 patients randomized. HALO is a clinical trial designed to evaluate the safety and efficacy of baxdrostat in patients with blood pressure that is not controlled despite treatment with up to two antihypertensive agents, referred to as uncontrolled hypertension (uHTN), and remains on track to report topline study results in the second half of 2022.
•
Phase 2 Open label extension (OLE) trial initiated, evaluating baxdrostat for up to 52-weeks in patients that previously participated in the Phase 2 HALO trial. Topline data from this trial is expected in the second half of 2023.
•
Dosed First Patient in the Phase 2 figHTN-CKD Trial. In June 2022, the first patient was dosed in the Phase 2 trial for baxdrostat in patients with uncontrolled hypertension and chronic kidney disease (CKD). Topline date from this trial is expected in the second half of 2023.

Key Anticipated Upcoming Milestones

Spark-PA: Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with primary aldosteronism (PA)

•
Dosing of first patient expected in the third quarter of 2022
•
Topline data expected in the second half of 2023

HALO: Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with uHTN

•
Topline data expected in the second half of 2022

figHTN-CKD: Phase 2 trial designed to evaluate the safety and efficacy of baxdrostat in patients with uHTN and CKD

•
Topline data expected in the second half of 2023

Second Quarter 2022 Financial Highlights

Cash Position: Cash, cash equivalents and marketable securities totaled $294.3 million as of June 30, 2022, as compared to $136.6 million as of December 31, 2021. The increase in cash, cash equivalents and marketable securities of $157.7 million was driven primarily by the Company’s January 2022 initial public offering (IPO) net proceeds of $193.6 million, partially offset by operating cash outflows of $37.3 million.

Research and Development (R&D) Expenses: R&D expenses for the three months ended June 30, 2022, were $17.2 million, compared to $4.0 million for the three months ended June 30, 2021. R&D expenses for the six months ended June 30, 2022, were $26.9 million, compared to $7.5 million for the six months ended June 30, 2021. The increase for the three and six month periods were primarily due to the progress of several Phase 2 clinical trials, including the full enrollment in our HALO trial, the initiation of our figHTN CKD and Open Label

Extension trials, increased chemistry, manufacturing, and controls spending, and the addition of several important full-time R&D resources.

General and Administrative (G&A) Expenses: G&A expenses were $4.2 million for the three months ended June 30, 2022, compared to $1.2 million for the three months ended June 30, 2021. G&A expenses were $8.2 million for the six months ended June 30, 2022, compared to $2.1 million for the six months ended June 30, 2021. The increases for three and six month periods were primarily attributable to increased personnel costs as we continued to build out our in-house team primarily based in Waltham, MA (reaching 21 employees by June 30, 2022), as well as increased legal and professional fees and other costs associated with operating as a public company.

Other Expenses: For the three months ended June 30, 2022 and 2021, CinCor incurred a non-cash expense of $0.0 million and $1.2 million, respectively, and $3.0 million and $2.4 million for the six months ended June 30, 2022 and 2021, respectively. The non-cash expense was related to the change in fair value of the Roche Warrants driven by an increase in the fair value of the underlying common stock. The Roche Warrants were automatically net exercised into common stock upon the completion of the IPO in January 2022.

Net Loss: For the three months ended June 30, 2022, CinCor reported a net loss of $21.1 million, compared to a net loss of $6.4 million for the three months ended June 30, 2021. Net loss for the six months ended June 30, 2022, was $37.8 million compared to a net loss of $12.0 million for the six months ended June 30, 2021.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, baxdrostat, a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat (CIN-107)

Baxdrostat (CIN-107) is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements related to CinCor’s business in general; the results and timing of CinCor’s ongoing and planned clinical trials; the anticipated timing of disclosure of results of clinical trials; the progress of CinCor’s research and development programs and clinical trials and studies, including enrollment and retention in clinical trials; plans for initiating future clinical trials and studies; the therapeutic potential of baxdrostat (CIN-107); CinCor’s clinical milestones and pipeline; expectations with respect to regulatory matters; expectations with respect to potential market size; expectations relating to and the sufficiency of CinCor’s cash resources; and other statements that are not historical facts. Because such statements are subject to risks and uncertainties, actual results may differ from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “expected,” “intends,” “plan,” “may”, “will,” “project”, “estimate”, “continue,” “advance” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are based on CinCor’s current plans, objectives, estimates, expectations and intentions, involve assumptions that may never materialize or may prove to be incorrect and inherently involve significant risks and uncertainties, including factors beyond CinCor’s control, that could cause actual results, performance, or achievement to differ materially and adversely from those anticipated or implied in the statements, including, without limitation, CinCor has incurred significant operating losses since its inception; CinCor has a limited operating history and no history of commercializing products; CinCor will require substantial additional funding to finance its operations; CinCor’s business is entirely dependent at this time on the success of one drug, baxdrostat (CIN-107); interim, “top-line” and preliminary data from clinical trials announced or published from time to time may change; CinCor may not be successful in its efforts to expand its pipeline beyond baxdrostat (CIN-107); success in preclinical studies or earlier clinical trials may not be indicative of results in future clinical trials; enrollment and retention of patients in clinical trials could be delayed; CinCor relies and will rely on third parties to conduct, supervise and monitor existing clinical trials and potential future clinical trials; developments from the company’s competitors and the marketplace for the company’s products; and CinCor’s business, operations and clinical development timelines and plans may be adversely affected by the evolving and ongoing COVID-19 pandemic, geopolitical events, including the ongoing military conflict between Russia and Ukraine and related sanctions, and macroeconomic conditions, including rising inflation and uncertain credit and financial markets, and matters related thereto; and other risks and uncertainties affecting the company, including those described under the caption “Risk Factors” and elsewhere in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission (SEC) on March 22, 2022, CinCor’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022 filed with the SEC on May 10, 2022, and other filings and reports that CinCor may file from time to time with the SEC, including its quarterly report on Form 10-Q for the three months ended June 30, 2022. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts: Investors:
Terry Coelho Bob Yedid
CinCor Pharma, Inc. LifeSci Advisors
EVP, CFO and CBDO ir@CinCor.com

CinCor Pharma, Inc.

Condensed Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended June 30	Six Months Ended June 30
	2022	2021	2022	2021
Operating expenses
Research and development	$ 17,161	$ 3,998	$ 26,852	$ 7,488
General and administrative	4,192	1,176	8,205	2,099
Total operating expenses	21,353	5,174	35,057	9,587
Loss from operations	(21,353)	(5,174)	(35,057)	(9,587)
Other (income) expense:
Interest income	(277)	(2)	(329)	(6)
Change in fair value of warrant derivative liabilities	—	1,210	3,044	2,420
Total other (income) expense, net	(277)	1,208	2,715	2,414
Net loss	$(21,075)	$(6,383)	$(37,772)	$(12,001)

Net loss per common share, basic and diluted	$(0.56)	$(4.81)	$(1.06)	$(9.31)
Weighted average common shares outstanding, basic and diluted	37,709,912	1,327.852	35,583,567	1,289,141

CinCor Pharma, Inc.

Condensed Balance Sheet Data

(In thousands)

(Unaudited)

	June 30,	December 31,
	2022	2021
Cash, cash equivalents & marketable securities	$ 294,312	$ 136,606
Working capital	295,693	124,557
Total assets	303,016	141,107
Total stockholders’ equity (deficit)	295,734	(63,717)